SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: June 12, 2003

NICHOLAS INVESTMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-27557	33-0788829
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4443 Birdie Drive, Corona, CA 92883

(Address of principal executive offices)

Registrant's telephone number, including area code: (760) 390-6395

6565 South Spencer, Las Vegas, Nevada 89119

(Former name or former address, if changed since last report)

Item 1. Change in Control of Registrant

On June 3, 2003, Nicholas Investment Company, Inc. (the "Registrant") filed an Amendment with the Nevada Secretary of State, designating 2,000,000 shares of Preferred Series B stock. On June 4, 2003, 2,000,000 shares of Preferred Series B stock was issued to MRG California, LLC. ("MRG"), pursuant to a Resolution of the Board of Directors dated June 3, 2003. MRG paid $5,000 in consideration of such stock issuance, paid from cash on hand. The owner of each one (1) share of Preferred Series B stock is entitled to one hundred (100) votes for any matter presented to the shareholders of the corporation at any regular or special meeting of the shareholders, or for any matter that may require approval of the shareholders of the corporation. With the issuance of the stock to MRG, it now represents 63.2% of the voting stock of the Registrant.

MRG is a Nevada limited liability company, formed on February 5, 2003, with a principal place of business at 468 North Camden Drive, Suite 300, Beverly Hills, CA 90210.

There are no arrangements known to the Registrant, including any pledge by any person of securities of the Registrant, the operation of which would at a subsequent date result in a change in control of the Registrant.

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

Pursuant to a Resolution of the Board of Directors, dated May 14, 2003, the Company has relocated its offices to 4443 Birdie Drive, Corona CA 92883.

ITEM 6. RESIGNATION OF REGISTRANT'S OFFICERS AND DIRECTORS

On May 14, 2003, the two of the officers and directors of the corporation, Mr. George Barger and Ms. Cynthia Taylor, submitted their resignations. Neither Ms. Taylor nor Mr. Barger had any disagreements with the Registrant on any matter relating to the Registrant's operations, policies or practices.

On May 14, 2003, Mr. Steven R. Peacock and Mr. Shane H. Traveller were appointed as directors and officers of the Registrant until the next scheduled shareholders meeting. Mr. Peacock shall hold the office of President, and Mr. Traveller shall hold the offices of Chief Financial Officer and Secretary.

On May 20, 2003, Darryl E. Schuttloffel submitted his letter of resignation to the Registrant, regarding his position as a member of the Board of Directors, and all offices previously held by him. Mr. Schuttloffel will continue to serve as a consultant to the Registrant. Mr. Schuttloffel had no disagreement with the Registrant on any matter relating to the Registrant's operations, policies or practices.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

A) Financial Statements: N/A

B) Exhibits:

Exhibit No.	Document	Location
3.1	Articles of Incorporation	Previously Filed
3.2	Bylaws	Previously Filed
4.1	Certificate of Designation of Preferred Stock Voting Rights of Nicholas Investment Company, Inc.	Included

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NICHOLAS INVESTMENT COMPANY, INC.

June 12, 2003         /s/ Steven R. Peacock, President

Date                         Steven R. Peacock, President